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Exhibit 99.2

CPS Announces New Financing Activity
Monday July 14, 8:30 am ET

IRVINE, Calif.--(BUSINESS WIRE)--Consumer Portfolio Services, Inc. (Nasdaq:CPSS
- News) today announced that it has received the additional $15 million in senior secured financing from an affiliate of Levine Leichtman Capital Partners ("LLCP") as a follow-up to last week's $10 million financing. The Company borrowed a total of $25 million from LLCP. As previously reported, LLCP received in aggregate 3 million shares of common stock and warrants in connection with the transaction.

CPS also announced that it has finalized an amendment to its residual credit facility with Citigroup Financial Products Inc. The Company originally entered into the $120 million facility in July 2007, which consisted of a $60 million one-year revolving facility and a $60 million two-year term note. The facility, on which approximately $87 million was outstanding as of June 30, 2008, is secured by eligible residual interests in previously securitized pools of automobile receivables.

Under the amendment, CPS has paid the principal balance down to $70 million of amortizing debt due June 2009. The Company also received an option, if certain conditions are met, to extend the maturity for an additional year to June 2010. Approximately $4 million of the principal repayment represented Citi's purchase of a nominal price warrant to purchase 2.5 million shares of common stock.
"The completion of these two transactions is an important milestone for the Company," said Charles E. Bradley, Jr., President and Chief Executive Officer. "Our access to liquidity during this challenging capital markets environment validates the quality of the platform that we have developed over the last several years."

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

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ABOUT LEVINE LEICHTMAN CAPITAL PARTNERS Levine Leichtman Capital
Partners is a Los Angeles, California-based investment firm that manages in excess of $4.0 billion of institutional investment capital through private equity partnerships, distressed debt and leveraged loan funds. LLCP is currently making new investments through Levine Leichtman Capital Partners IV, L.P., Levine Leichtman Capital Partners California Growth Fund, L.P. and Levine Leichtman Capital Partners Deep Value Fund, L.P. Investments by Levine Leichtman Capital Partners include, among others, Jon Douglas Real Estate Services Group, Inc., the Quizno's Corporation, Wetzel's Pretzels and CiCi's Pizza, Inc.

CONTACT:
INVESTOR CONTACTS
Consumer Portfolio Services, Inc.
Robert E. Riedl, 949-753-6800
Erica Waldow, 888-505-9200